Exhibit 99.1

Pacific Capital Bancorp Announces Completion of Rights Offering

Santa Barbara, California, November 29, 2010 - Pacific Capital Bancorp (Nasdaq: PCBC) announced today the completion of its previously announced rights offering, which expired at 5:00 p.m., New York City time, on November 19, 2010. Shareholders exercised subscription rights to purchase 382,183,137 shares of common stock at a subscription price of $0.20 per share. In total, the Company raised gross proceeds of approximately $76.4 million before expenses. The Company intends to use the net proceeds from the rights offering for general corporate purposes, including an investment in its wholly-owned banking subsidiary, Pacific Capital Bank, N.A.

About Pacific Capital Bancorp

Pacific Capital Bancorp, with $6.3 billion in assets, is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 47 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo. The Company’s website is www.pcbancorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the rights offering and the purposes for which the proceeds from the rights offering will be used. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. The Company cautions that the foregoing factors are not exclusive.

Contacts:

Debbie Whiteley, Investor Relations

(805) 884-6680Debbie.Whiteley@pcbancorp.com

Tony Rossi, Financial Profiles

(310) 478-2700 x13trossi@finprofiles.com